EXHIBIT 10.68
EXECUTION COPY
AMENDMENT NO. 1

AMENDMENT NO. 1 dated as of December 3,2010 (“Amendment No. 1”) to the Third Amended and Restated Credit Agreement referred to below, among CORELOGIC, INC., a Delaware corporation (f/k/a THE FIRST AMERICAN CORPORATION) (the “Borrower”), each of the lenders that is a signatory hereto (individually, a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower, the Lenders and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement dated as of April 12, 2010 (the “Credit Agreement”) and wish to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1.                      Definitions.  Capitalized terms used in this Amendment No. 1 and not otherwise defined in this Amendment No. 1 are used herein as defined in the Credit Agreement (as amended hereby).

Section 2.                      Amendment.  The definition of “Targeted Assets” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Targeted Assets” means assets or businesses of the Borrower and its Subsidiaries designated by the Borrower as non-core to its business and comprising not in excess of $200,000,000 of the net tangible assets of the Borrower and its Subsidiaries as of December 31, 2009, and assets incidental thereto.

Section 3.                      Conditions Precedent to Effectiveness. The amendment to the Credit Agreement set forth in Section 2 of this Amendment No. 1 shall become effective as of the date of this Amendment No. 1 subject to the satisfaction of the following conditions: (i) the receipt by the Administrative Agent of a counterpart hereof signed by the Borrower and (ii) the execution of a counterpart hereof by the Administrative Agent with the consent of the Required Lenders.

Section 4.                      Costs and Expenses.  Without limiting the obligations of the Borrower under the Credit Agreement, the Borrower agrees to pay to the Administrative Agent all of the Administrative Agent’s reasonable out-of-pocket costs, expenses, fees and disbursements paid or payable in connection with the preparation, negotiation, execution and delivery of this Amendment No. 1, including the reasonable fees of counsel to the Administrative Agent in connection with the foregoing.

Section 5.                      Miscellaneous.  Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart and sending the same by telecopier, email, mail, messenger or courier to the Administrative Agent or counsel to the Administrative Agent. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

CORELOGIC, INC.

By	/s/ Michael Rasic
Name:	Michael Rasic
Title:	SVP

By	/s/ David R. Hayes
Name:	David R. Hayes
Title:	VP Treasurer

[SIGNATURES CONTINUE ON NEXT PAGE]

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By	/s/ Peter B Thauer
Name:	Peter B. Thauer
Title:	Executive Director